Exhibit 99.1

Hines Real Estate Investment Trust, Inc.

Frequently Asked Questions – Estimated Share Value, Distributions and Hines Fee Waiver

What is the new Hines REIT estimated share value?

The estimated share value has been established at $7.78, which represented a 15% decrease relative to our previous price of $9.15 (which represents our previous offering price of $10.08 less the front-end load) which was determined in January 2009. The decrease is primarily attributable to declines in values of our assets and notes payable since our last valuation in January 2009. The revised estimated share value will be reflected on the second quarter Hines REIT shareholder statements your clients will receive in early July, which will show the number of shares they own multiplied by the new estimated share value of $7.78.

How will the new estimated share value be used?
Any redemptions based on death or disability paid on June 30, 2011 will be made at the new estimated share value of $7.78 per share.  If your clients participate in the Distribution Reinvestment Plan, the reinvestment of their second quarter dividends will be made at the $7.78 share price.

Why is Hines REIT revaluing its shares now?
In order for broker dealers to comply with FINRA Regulatory Notice 09-09, non-listed REITs, like Hines REIT, revalue their shares 18 months after the close of their primary offerings. Hines REIT closed its primary offering on December 31, 2009.

How was the new estimated share value determined?
The estimate of share value was determined based primarily on (1) valuations of substantially all of our real estate investments by independent third parties; (2) internal valuations of our real estate investments by the Company’s management using methodologies that are commonly used in the commercial real estate industry (including discounted cash flow analyses and reviews of current, historical and projected capitalization rates for properties comparable to those owned by the Company); (3) valuations of our notes payable by an independent third party; and (4) the estimated values of other assets and liabilities determined by management as of March 31, 2011.  We also engaged an independent third party to review management’s market value estimates for selected assets that represented a substantial portion of our property portfolio, and such third party has opined that management’s market value estimates are fair and reasonable.  Finally, we also considered the historical and anticipated results of our operations, our liquidity requirements and overall financial condition, our current and anticipated distribution payments, our current and anticipated capital and debt structure, and our prospects and expected execution of operating strategies.

What were the drivers of the lower estimated share value?
None of us could have predicted the 2008 collapse of the financial markets and the resulting global recession, which has been the worst since the Great Depression.  This obviously has had a significant impact on the real estate markets and commercial real estate fundamentals.  The financial services sector was hit the hardest in this downturn, and institutions such as banks, insurance companies and mortgage companies were forced to reduce expenditures and cut staff. Many had to reduce space or move to lesser-quality space to save on rent. Financial services firms represented the largest percentage of tenants in Hines REIT’s Class A office space.  While we are pleased that we have maintained an occupancy rate in our portfolio of 89% through this difficult economic period, it is lower than our historical average rate of around 94%.  The rise in vacancies combined with lower market rental rates and reduced investment sales activity have resulted in lower valuations of properties.   Additionally, our note payable valuations were lower due to the current low interest rate environment and the shorter terms remaining on our loans.  Lower property values together with our lower debt valuations, resulted in the lower estimated value of our shares.  While Hines REIT has not been isolated from these and other challenges, we believe the fundamentals of our high quality portfolio remain intact and we are optimistic that the portfolio will benefit in the coming years as the broader economic and real estate recovery takes hold.

When do you expect Hines REIT may revalue its shares in the future?
Currently, we anticipate that we will update the estimated share value at least every 18 months.  However, the Board may determine to update the estimated share value more frequently.

What if my clients would like to start participating in the Distribution Reinvestment Program at the new lower price?
If your clients would like to participate in our Distribution Reinvestment Program, please call Hines Investor Relations at 888.220.6121 to obtain the Distribution Election Form.  In order for the election to take effect for the next distribution, the form must be received in good order by Hines no later than June 24, 2011.

What is the Hines REIT annual distribution rate?
The board has declared the distribution rate beginning July 1, 2011 in the same amount as your clients have been receiving: $0.00138082 per share, per day, which is the same as the previous annual distribution rate of 5% on our prior offering price of $10.08, and will represent an annual distribution rate of 6.5% on our new estimated share value of $7.78.

The distribution will be paid from two sources. Approximately 70% will be paid from funds generated by our operations and approximately 30% will be a special distribution from the profits on sales of certain properties. This special distribution represents a return of your clients' invested capital.

What impact will the special distribution have on the taxation of distributions to shareholders?
None. Distributions to shareholders will be treated for tax purposes the same way they have been treated historically.

How is Hines aligned with my clients?
Hines is the largest shareholder in Hines REIT with almost $100 million invested. We are continuing to actively manage this investment to maximize value for our mutual benefit.  Additionally, Hines has recently agreed to waive one-third of the cash asset management fees it receives from Hines REIT from July 1, 2011 through the end of 2012. This significant concession and the substantial investment by Hines described above demonstrate our continued commitment to Hines REIT and its shareholders.

How will Hines REIT communicate this information to shareholders?
We started with the letter to shareholders in the 2010 Hines REIT annual report that was mailed at the end of April that discussed markets conditions, expectations regarding the revaluation of our shares and steps management is taking to preserve value and maximize returns to investors.

We will send a letter to your clients about the share revaluation in the next few weeks, and will send an advance copy to you at least a few days before. The letter will notify them of the new estimated share value, the asset management fee waiver and the good news that their distribution rate is not changing. We will also explain that the new share price will be effective for any dividend reinvestment plan shares issued relating to the second quarter distributions.

What if my clients have more questions?
We appreciate that you are on the front lines with your clients. If your clients have questions about the technical aspects of the share revaluation as they apply to shareholder accounts, they may call Hines Investor Relations at 888.220.6121.

What if I have more questions?
Please call your Hines Real Estate Investments Regional Director or Internal Sales Consultant at 888.446.3773.